Exhibit 99.1

For Further Information: Eric Rivera Vice President & CFO 203.740.5283 erivera@photronics.com

Photronics Announces Chief Financial Officer Appointment

BROOKFIELD, Conn. May 28, 2024 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today announced that Eric Rivera, has been promoted to chief financial officer, effective immediately. Eric previously held the role of interim CFO since February 2024 and served as chief accounting officer since 2020.

“I am pleased to have Eric join our leadership team in this important role as we work together to continue growing profitably and creating shareholder value,” said Frank Lee, chief executive officer. “His experience at Photronics and his overall financial knowledge will be valuable to our finance organization and the entire company. I look forward to partnering with Eric on strategic priorities as we position the company for a successful future.”

Eric Rivera added, “We have a strong team here at Photronics and I am grateful for this opportunity. Working closely with our leadership on strategic priorities, I’m excited to help drive profitable growth and continue focusing on the financial health of the company.”

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2023, the company had approximately 1,885 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.